Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 20th day of May 2008, between Harleysville Management Services LLC (“HMS”), a Pennsylvania business corporation having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438, and Donna M. Coughey (“Executive”), an individual residing in Pennsylvania.

WITNESSETH:

WHEREAS, HMS is a subsidiary of Harleysville National Bank and Trust Company (the “HNC Bank”), a national bank having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438;

WHEREAS, HNC Bank is a subsidiary of Harleysville National Corporation (“HNC”), a Pennsylvania business corporation having a place of business at 483 Main Street, Harleysville, Pennsylvania 19438;

WHEREAS, HNC and Willow Financial Bancorp, Inc. (“WFB”) will enter into an Agreement and Plan of Merger dated May 20, 2008 (“Merger Agreement”), wherein WFB will merge into HNC;

WHEREAS, Executive is the President and Chief Executive Officer of WFB;

WHEREAS, Executive, WFB and Willow Financial Bank entered into an employment agreement dated July 15, 2005 and amended on October 23, 2007 (“Employment Agreement”);

WHEREAS, as inducement for HNC to enter into the Merger Agreement, Executive agreed to terminate her Employment Agreement and execute a Termination of Employment Agreement and Release Agreement, which agreement is being executed contemporaneously with this Agreement;

WHEREAS, as further inducement for HNC to enter into the Merger Agreement, Executive has agreed to assist with the integration of WFB into HNC by acting as an employee in the position of Executive Vice President to HNC and HNC Bank for a one year period commencing on the Effective Date (as defined in the Merger Agreement) and terminating one year later;

WHEREAS, Executive desires to serve HNC and HNC Bank as an Executive Vice President under the terms and conditions set forth herein;

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:

1.                                       Executive Relationship.  HMS hereby engages Executive and Executive hereby agrees to serve HMS, under the terms and conditions set forth in this Agreement.

2.                                       Duties of Executive.  Executive shall perform and discharge well and faithfully such duties as Executive Vice President as necessary to assist HMS with the operations and continued integration of WFB into HNC.

3.                                       Term of Agreement.  This Agreement shall commence on the Effective Date (as defined in the Merger Agreement) and shall expire one year later (“Term”).  Upon the expiration or termination of this Agreement for any reason, HMS, HNC, and HNC Bank or any of their subsidiaries or affiliates shall have no further obligations under this Agreement other than payment of any earned but unpaid compensation.

4.                                       Compensation.  For her services under this Agreement, HMS shall pay Executive an annual salary equal to her current base salary of $350,000, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees.

5.                                       Unauthorized Disclosure.  During the Term, or at any later time, the Executive shall not, without the written consent of the President and Chief Executive Officer of HNC or a person authorized thereby, knowingly disclose to any person, other than an employee of HNC or HNC Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of her duties, any material confidential information obtained by her while performing services for HNC and HNC Bank with respect to any of HNC and HNC Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to HNC or HNC Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by HNC and HNC Bank; and provided further that nothing contained herein shall prevent Executive, with or without the consent referenced above, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

6.             Covenant Not to Compete.

(a)                                  Executive hereby acknowledges and recognizes the highly competitive nature of the business of HNC and HNC Bank and accordingly agrees that, during and for the applicable period set forth in Section 6(c) hereof, Executive shall not, except as otherwise permitted in writing by HNC and the HNC Bank:

(i)            be engaged, directly or indirectly, either for her own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank or thrift holding company), thrift or financial services industry, or (2) any other activity in which HNC or HNC Bank or any of their subsidiaries are engaged during the Term, in any county and contiguous county in which, during the Term, a branch location, office, loan production office, or trust or asset and wealth management office of HNC, HNC Bank, WFB or any of their subsidiaries is located (“Non-Competition Area”);

(ii)           provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank or thrift holding company), thrift or financial services industry, or (2) any other activity in which HNC, HNC Bank, WFB or any of their subsidiaries are engaged during the Term, in the Non-Competition Area;

(iii)          directly or indirectly solicit persons or entities who were customers, clients, or referral sources of HNC, HNC Bank, WFB, or their subsidiaries to become a customer, client, or referral source of a person or entity other than HNC, HNC Bank, WFB or their subsidiaries; or

(iv)          directly or indirectly solicit employees of HNC, HNC Bank, WFB or their subsidiaries who were employed during the Term or within the one-year period preceding the Term to work for anyone other than HNC, HNC Bank or their subsidiaries.

(b)                                 It is expressly understood and agreed that, although Executive and HMS, HNC and HNC Bank consider the restrictions contained in Section 6(a) hereof reasonable for the purpose of preserving for HNC and HNC Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 6(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 6(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                                  The provisions of this Section 6 shall be applicable commencing on the Effective Date (as defined in the Merger Agreement) and ending on the second anniversary of the Effective Date.

(d)                                 The provisions of this Section 6 shall survive the termination of the Agreement, regardless of the reason for termination.

7.                                       Work Made for Hire.  Any work performed by the Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of HNC, HNC Bank and their subsidiaries and affiliates.  In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to HNC, HNC Bank, and their affiliates and subsidiaries, all of her rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

8.                                       Return of Company Property and Documents.  Executive agrees that, at the time of termination of this Agreement, regardless of the reason for termination, she will deliver to HMS, HNC, HNC Bank and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of this Agreement.

9.                                       Indemnification.  To the extent that the HNC and HNC Bank has officers’ and directors’ liability insurance coverage covering the acts of Executive, HNC and HNB shall, subject to the exclusions and limitations set forth therein, indemnify and hold harmless Executive if she is made a party, is threatened to be made a party to, or otherwise receives any other legal process in any action, suit, or proceeding by reason of the fact that she was an officer or employee of HMS, HNC, or HNC Bank.  Executive shall be indemnified and held harmless to the fullest extent permitted or authorized under HNC’s, HNC Bank’s or HMS’ articles of incorporation, bylaws, the laws of the Commonwealth of Pennsylvania, or federal banking laws.

10.                                 Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of HMS, HNC and HNC Bank, in the case of notices to HMS, HNC and HNC Bank.

11.                                 Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the President and Chief Executive Officer of HNC.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.                                 Assignment.  This Agreement shall not be assignable by any party, except by HNC and HNC Bank to any successor in interest to their respective businesses.

13.                                 Entire Agreement.  This Agreement supersedes any and all agreements, either oral or in writing, between the parties regarding Executive’s services and contains all the covenants and agreements between the parties with respect to her employment by HMS.

14.                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.                                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

16.                                 Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	HARLEYSVILLE MANAGEMENT
SERVICES, LLC

/s/ Jo Ann M. Bynon	By:	/s/ Paul D. Geraghty
Paul D. Geraghty
President and Chief Executive Officer

WITNESS:	EXECUTIVE

/s/ Gerard F. Griesser	/s/ Donna M. Coughey
Donna M. Coughey